Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of PAVmed Inc. on Forms S-1 [File No. 333-222581, File No. 333-222234, File No. 333-221406, File No. 333-216963, File No. 333-214288], Forms S-3 [File No. 333-261814, File No. 333-235335, File No. 333-229372, File No. 333-227718, File No. 333-221406] and Forms S-8 [File No. 333-258459, File No. 333-258458, File No. 333-256343, File No. 333-248529, File No. 333-231674] of our report dated April 5, 2022, with respect to our audits of the consolidated financial statements of PAVmed Inc. as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, which report is included in this Annual Report on Form 10-K of PAVmed Inc. for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp
New York, NY
April 5, 2022